Exhibit 99.1

iPower Inc. Announces 1-for-9 Reverse Stock Split

RANCHO CUCAMONGA, Calif., August 5, 2026 — iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”), a technology- and data-driven supply chain and infrastructure provider for online retailers and brands, today announced that it will effect a 1-for-9 reverse stock split of its issued and outstanding common stock.

The reverse stock split will become effective at 12:01 a.m. Eastern Time on August 7, 2026, and the Company’s common stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market at the market open on August 7, 2026 under the existing ticker symbol “IPW.”

The new CUSIP number for the Company’s common stock following the reverse stock split will be 46265P404.

As a result of the reverse stock split, every nine (9) shares of the Company’s issued and outstanding common stock will automatically be combined into one (1) issued and outstanding share of common stock. No fractional shares will be issued to stockholders as a result of the foregoing reclassification, with any resulting fractional shares to be rounded up to the nearest whole share. Prior to the reverse stock split, there were a total of 7,029,608 shares outstanding, which will result in approximately 781,068 shares outstanding following the reverse stock split.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to assist the Company in maintaining compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market.

The reverse stock split was approved by the Company’s board of directors and stockholders.

VStock Transfer, LLC is acting as the exchange agent and transfer agent for the reverse stock split. Registered stockholders holding pre-split shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker, custodian or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven company executing a focused strategy at the intersection of AI infrastructure and real-world commerce. Building on its established e-commerce operations, technology platform and capital markets experience, the Company is expanding into AI infrastructure investments and related financing ecosystems.

Through targeted investments in digital assets, infrastructure financing protocols and other AI-related opportunities, iPower seeks to participate in the growth of the compute, data center and infrastructure layers that support artificial intelligence. Leveraging its operating experience, ecosystem relationships and capital markets access, iPower is building a scalable business designed to generate durable long-term value for stockholders.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are forward-looking statements. Such statements involve known and unknown risks and uncertainties and are based on current expectations and projections. Actual results may differ materially from those set forth herein. iPower undertakes no obligation to update forward-looking statements except as required by law. Investors are encouraged to review iPower’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Media & Investor Contact

IPW.IR@meetipower.com